Exhibit 3.17

CERTIFICATE OF FORMATION

OF

Redbox Automated Retail, LLC

1.	The name of the limited liability company is Redbox Automated Retail, LLC.

2.	The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington DE 19808. The name of its registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Redbox Automated Retail, LLC this 16th day of November 2004.

/s/ Ann C. Schmid
Name:	Ann C. Schmid
Title:	Authorized Person